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                                                                  Exhibit (3)(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         OIL-DRI CORPORATION OF AMERICA

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, Daniel S. Jaffee, President and Chief Executive Officer, and Louis T. Bland, Jr., Secretary of Oil-Dri Corporation of America (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST: That resolutions of the Board of Directors of the Corporation were duly adopted setting forth and declaring a proposed amendment to the Certificate of Incorporation of the Corporation (the "Amendment") to be advisable.

SECOND: The Amendment was adopted at the Annual Meeting of Stockholders of the Corporation on December 9, 1997, in accordance with Section 242 of the Delaware General Corporation Law by the affirmative vote of the holders of (i) a majority of the outstanding shares of Common Stock and Class B Stock, voting as a single class; (ii) a majority of the outstanding shares of Class B Stock, voting as a class ; (ii) a majority of the outstanding shares of Class B Stock, voting as a class, and (iii) a majority of the outstanding shares of Common Stock, voting as a class, of the Corporation, said Class B Stock and Common Stock being the only classes of voting stock of the Corporation.

THIRD: The resolution setting forth the Amendment is as follows:

RESOLVED, that the Certificate of Incorporation, as previously amended, be further amended by deleting subparagraph b of Paragraph 4 of Section B of Article Fourth, thereof, and inserting, in lieu thereof, a new subparagraph b of Paragraph 4 of Section B of Article Fourth, which provides:

   b. Subsequent Issuance. After expiration of the period for initial issuance as provided in subparagraph a of this paragraph 4, the Corporation may only issue shares of the Class B Stock: (I) in the form of a distribution or distributions pursuant to one or more stock dividends on or stock split-ups of the shares of the Class B Stock, or pursuant to any other distribution which is intended to be pro-rata to the Corporation's stockholders, and only to the then holders of the outstanding shares of the Class B Stock in conjunction with and in the same ratio as a stock dividend on or a stock split-up or other distribution of the shares of the Class A Common Stock (if Class A Common Stock has been issued prior to such stock dividend, stock split or other distribution) and Common Stock; or (ii) as a stock grant or stock award (including, without limitation, pursuant to any stock option, stock incentive, restricted stock, stock bonus, performance share, or similar plan, grant or award), to any Permitted Transferee (as defined in ARTICLE FOURTH, paragraph 6, subparagraph c) who is within clauses (I), (ii) or (iii) of such definition and who is an employee, officer, or director of the Corporation or of any subsidiary of the Corporation more than 50% of which is owned by the Corporation (any such issuance being a "Subsequent Issuance").



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IN WITNESS WHEREOF, Oil-Dri Corporation of America has caused this Certificate of Amendment to be executed this 17th day of December, 1997.


                                     /s/ Daniel S. Jaffee
                                     --------------------
ATTEST:                              Daniel S. Jaffee
/s/ Louis T. Bland, Jr.              President and Chief Executive Officer
-----------------------
Louise T. Bland, Jr.
Secretary











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